Exhibit 99.1

For Immediate Release

For more information:

Rex S. Schuette

Chief Financial Officer

(706) 781-2266

Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC.

COMPLETES MERGER WITH

PALMETTO BANCSHARES, INC. AND THE PALMETTO BANK

BLAIRSVILLE, GA — September 1, 2015 — United Community Banks, Inc. (NASDAQ: UCBI) (“United”) announced the closing of its merger with Palmetto Bancshares, Inc. (NASDAQ: PLMT) (“Palmetto”) and its wholly owned subsidiary, The Palmetto Bank (“Palmetto Bank”) effective today.

The merger of Palmetto into United enhances United’s geographic footprint in the fast-growing markets of Greenville and the Upstate South Carolina region. The strategic combination strengthens United’s presence in these markets by providing access to Palmetto Bank’s strong customer base and offering opportunities to expand through greater product offerings. Also on September 1, Palmetto Bank merged into United Community Bank, a wholly-owned subsidiary of United, and will continue to operate under the Palmetto Bank brand name until conversion to United’s operating systems, which is expected to occur in February 2016. After conversion, it will operate under the brand name of United Community Bank. Until the conversion, Palmetto Bank customers will continue to use their existing products and services.

“We are very pleased to join forces with The Palmetto Bank,” said Jimmy Tallent, chairman and chief executive officer of United. “The Palmetto Bank is a well-established, highly respected community bank that serves customers with focus and dedication, just as United does. We welcome their customers and employees to the United family, and believe our combined company has outstanding growth potential.”

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Samuel Erwin, chairman, president and chief executive officer, and Lee Dixon, chief risk and chief operating officer of Palmetto Bank, will join the leadership team of United. “The combination with United will be seamless and beneficial for our customers. It provides a strong platform for further growth in our Upstate markets through enhanced resources, a wider range of products and a continued focus on service,” Erwin said.

Palmetto Bank operates 25 branches in Upstate South Carolina, and at June 30, 2015, had $1.2 billion in assets, $977 million in deposits and $824 million in loans.

About United Community Banks, Inc.

United Community Banks, Inc. is a bank holding company based in Blairsville, Georgia, with $9.4 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the Southeast’s largest full-service banks, operating 133 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in personalized community banking services for individuals, small businesses and corporations. United Community Bank offers a full range of consumer and commercial banking services including mortgage, advisory, treasury management and other products. In 2014 and 2015, United Community Bank was ranked first in customer satisfaction in the southeast by J.D. Power and in 2015 was ranked fourteenth on the Forbes list of America’s Best Banks. Additional information about the company and the bank’s full range of products and services is available at www.ucbi.com.

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